Exhibit 2.0

ACQUISITION AGREEMENT

BY AND AMONG

US WIRELESS ONLINE INC.

AND

DHR TECHNOLOGIES, INC. DBA SKYLINE BROADBAND

Dated as of AUGUST 11th, 2005

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT, dated as of August ____, 2005, by and among US WIRELESS ONLINE, INC (“US WIRELESS”), a Nevada corporation and DHR TECHNOLOGOES, INC. DBA SKYLINE BROADBAND (“SKYLINE”) and the SHAREHOLDERS of SKYLINE (“SHAREHOLDERS”).

WHEREAS, US WIRELESS is a corporation organized under the laws of the State of Nevada and is a reporting issuer with the Securities and Exchange Commission (SEC) pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

WHEREAS, SHAREHOLDERS own 100% of the outstanding shares (the "Interests") of SKYLINE, and

WHEREAS, SHAREHOLDERS believe it is in their best interest to exchange the Interests for shares of the Common Stock, par value $.001 per share, of US WIRELESS along with cash, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF INTERESTS FOR COMMON STOCK AND CASH

Section 1.1

Agreement to Exchange Interests for Common Stock and Cash.

On August 11, 2005 the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, SHAREHOLDERS shall sell, assign, transfer, convey and deliver their Interests representing 100% of the Interests of SKYLINE  to US WIRELESS, and US WIRELESS  shall accept the Interests from the SHAREHOLDERS in exchange for:

Payment Structure:  A $250,000 Promissory Note to be paid over twelve equal monthly installments beginning on the closing date; $1,723,618.00 to be paid in common stock of $0.17 per share (the “Shares”). See Schedule 1.1. 50% of the Shares must be held for a minimum of 12 months from the date of issuance, subject thereafter only to limitations set forth in Rule 144, and 50% of the Shares must be held for a minimum of 24 months from the date of issuance; up to $250,000 in additional cash to be paid as follows: 50% of annual EBITDA in excess of $100,000 each year for two years following the closing date. The payable date will be within 45 days after year-end closing December 31, 2005-2006.   The parties desire the transaction to qualify as a tax-free reorganization under section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended.

a.

Reset Provisions:  In the event that the average closing price of the Shares on the 10 trading days prior to the one year anniversary of the closing date (the “First Reset Price”) is less than $0.255 then Acquirer will issue to the shareholders of Acquiree additional shares of Common Stock or cash.  The number of shares of Common Stock to be issued will equal the total number of shares issued in the transaction multiplied by $0..255 divided by the Reset Price less the total number of shares issued on the closing date.  If it desires to do so, Acquirer may instead issue to the shareholders of Acquiree an amount of cash equal to the value of those additional shares of Common Stock based on the Reset Price.  In the event that the average 60 day closing price of the Shares  from 180 days to 240 days after the Closing date (the “Second Reset Price”) is greater than $0.50 then Acquiree shall surrender up to 20% of the Shares issued to Acquirer.  The number of Shares to be surrendered will equal the same percentage increase of the difference between $0.50 and the Second Reset Price.  The Second Reset Price and resulting surrender of shares shall occur no more than one time.

b.

Claw Back Provision:  In the event that any of the following occurs up to twenty four months from the closing date (if the average closing price of the Shares on the 60 trading days prior to the one year anniversary of the closing date and the 60 day average closing price continuing forward to twenty four months from closing date is less than $0.085 or if any monthly installments fall behind the scheduled payment date by more than 15 days or if Acquirer files chapter 7  11 or 13 bankruptcy or reorganization protection) then Acquiree will have the option of taking back the business sold and return the stock that was received.  In the event that any of the shares were sold after the 12 month period from closing then the Aquiree will repay the stock value based on the average closing price of the Shares on the 10 trading days prior to default within 15 days.  If the rights granted under this “Claw Back Provision” are triggered, the shareholders of Acquiree shall have 60 days to either exercise their rights or attempt to negotiate other remedies.  This provision can only be triggered once and shall expire 60 days thereafter.

Assets and Liabilities:   Within 60 days from the Closing all remaining corporate accounts and/or other corporate liabilities that are currently guaranteed by the shareholders of Acquiree, shall be transferred into the name, and shall become the sole responsibility, of Acquirer.

Employment Agreements: Acquirer shall enter into 24 month employment agreements with the executive officers of Acquiree.  Individual salaries during the first year of any related employment agreements shall be limited to $60,000.00.

Observation Rights:  Acquirer shall grant board observation rights to one of the shareholders of Acquiree.  Such rights shall entitle the shareholder to attend all meetings of the Board of Director’s of Acquirer and to receive copies of all printed material distributed to board members at all meetings.

Section 1.2

Closing.  The closing of such exchange (the "Closing") shall take place at 10:00 a.m. E.S.T on the first business day after the conditions to closing set forth in Articles VI and VII have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the location decided by the parties. At the Closing, SHAREHOLDERS certify to US WIRELESS the transfer of their Interests as evidenced on the records of SKYLINE.

Upon Closing, SKYLINE shall become a wholly owned subsidiary of US WIRELESS.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SKYLINE

AND SHAREHOLDERS

 SKYLINE and SHAREHOLDERS hereby represent, warrant and agree as follows:

Section 2.1

Organization.

a.

SKYLINE is a corporation company duly organized, validly existing and in good standing under the laws of The State of Florida, and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by SKYLINE or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of SKYLINE  (a "SKYLINE  Material Adverse Effect");

b.

Copies of the Articles of Incorporation and By-Laws of SKYLINE, with all amendments thereto to the date hereof, have been furnished to US WIRELESS, and such copies are accurate and complete as of the date hereof.  The minute books of SKYLINE are current as required by law, contain the minutes of all meetings of the SHAREHOLDERS from date of incorporation to this date, and adequately reflect all material actions taken by the SHAREHOLDERS of SKYLINE.

Section 2.2

Capitalization of the Company

The ownership of SKYLINE consists of 1000 Shares authorized and 500 Shares outstanding.  As of the closing, SKYLINE’s SHAREHOLDERS Interests will be issued on a fully diluted basis, all of which will be duly authorized and validly issued, and fully paid and non-assessable, including any Interests which may be issued upon exercise of options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Interests of SKYLINE.

Section 2.3

Subsidiaries and Equity Investments.  Except as listed on an attachment hereto, SKYLINE has no subsidiaries or equity interest in any corporation, partnership or joint venture.

Section 2.4

Authorization and Validity of Agreements.  SKYLINE has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by SKYLINE and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of SKYLINE are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5

No Conflict or Violation.

The execution, delivery and performance of this Agreement by SKYLINE and SHAREHOLDERS does not and will not violate or conflict with any provision of the Articles of Organization or Operating Agreement of SKYLINE, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which SKYLINE or SHAREHOLDERS is a party or by which any of them is bound or to which any of its or their respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of SKYLINE, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which SKYLINE is bound.

Section 2.6

Consents and Approvals

Attached hereto is a true and complete list of any consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by SKYLINE and SHAREHOLDERS or the performance by SKYLINE and SHAREHOLDERS of its or their obligations hereunder.

Section 2.7

Financial Statements.  The Shareholder(s) will furnish to US WIRELESS,, audited financial statements and on or before sixty (60) days following the closing, audited financial statements from inception to the current date or as of the end of the most recent fiscal year if such date is different, (the financial statements being hereinafter referred to as the "Financial Statements"). The Financial Statements, including the notes thereto will be:

i.

prepared in accordance with generally accepted accounting principles;

ii.

present fairly, in all material aspects, the financial position, results of operations and changes in financial position of SKYLINE , as of such date and for the periods then ended;

iii.

are complete, correct and in accordance with the books of account and records of SKYLINE ;

iv.

can be reconciled with the financial statements and the financial records maintained and the accounting methods applied SKYLINE  for federal income tax purposes; and

v.

contain all entries recommended by SKYLINE 's Accountants.

vi.

The shareholders, and not Skyline nor U.S. Wireless, will be responsible for the expense incurred for the audit.  This expense shall be limited to a maximum out of pocket of $7,500.00.  At the option of the shareholder, the shareholder may elect to pay this expense directly or reduce the monthly payment, referred to in Section 1.1 above, by an equal amount.

Section 2.8

Absence of Certain Changes or Events.

Since its inception and except as set forth in an attachment hereto:

(a)

SKYLINE has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or conditions financial or otherwise of SKYLINE.  SKYLINE  does not know or has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of SKYLINE;

(b)

There has not been any substantive change in any method of accounting or accounting practice of SKYLINE;

(c)

There has not been any declarations, setting aside or payment of dividends or distributions with respect to Interests of SKYLINE  or any redemption, purchase or other acquisition of any other SKYLINE 's Interests; and

(d)

There has not been an increase in the compensation payable or to become payable to any Member of SKYLINE.

Section 2.9

Tax Matters.

All returns, reports, or information return or other document (including any relating or supporting information) required to be filed before the Closing in respect of SKYLINE has been filed, and SKYLINE has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed.  All Taxes of SKYLINE have been paid or adequately provided for, and SKYLINE knows of no proposed additional tax assessment against SKYLINE not adequately provided for in the Financial Statements.  No deficiency for any Taxes has been asserted or assessed by a taxing authority against SKYLINE, there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of SKYLINE.  In the ordinary course, SKYLINE makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by SKYLINE.  SKYLINE has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

"Taxes" shall, for purposes of this Agreement, mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

Section 2.10.

Absence of Undisclosed Liabilities.

Except as set forth in an attachment hereto SKYLINE has no indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the balance sheet of SKYLINE as of that date included in the Financial Statements other than liabilities incurred or accrued in the ordinary course of business since inception.  Except as shown in such balance sheets or in the notes to the Financial Statements, SKYLINE is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person.

Section 2.11

Interests in Real Property.

Except as listed in attachment hereto does not own any item of real property.

Section 2.12

Personal Property

SKYLINE owns all personal property ("Personal Property") purported to be owned by it as of the date hereof, in each case free and clear of all Liens, except for those Liens described in an attachment hereto.  All of the Personal Property owned or leased by, and commonly used or necessary for or in the operations of SKYLINE:  (i) is in such operating condition repair as may be necessary to carry on the business of SKYLINE as it is now being conducted, subject only to ordinary wear and tear; and (ii) is sufficient, in the aggregate, for all purposes of the business of SKYLINE. U.S. Wireless acknowledges that Shareholder(s) has personally guaranteed certain leases, notes and other instruments.  U.S. Wireless indemnifies the Shareholder(s) pursuant to and limited by these personal guarantees.  See Schedule 2.12.

Section 2.13

Licenses, Permits and Governmental Approvals.

SKYLINE has all licenses, permits, franchises, authorizations and approvals issued or granted to SKYLINE by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), required to operate its business now being conducted.  Each License and Permit is valid and in full force and effect, and, to SKYLINE 's best knowledge, is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.  The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of SKYLINE 's business in the manner now conducted and as has been proposed by SKYLINE to be conducted.  Except as set forth in Schedule 2.13, no such License and Permit will in any way be affected by, or terminate or lapse by reason of the transactions contemplated by this Agreement.

Section 2.14

Compliance with Law.

The operations of SKYLINE have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over SKYLINE and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety except where such non-compliance would not have a SKYLINE  Material Adverse Effect.  SKYLINE has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to SKYLINE  or any of its assets, properties or operations.

Section 2.15.

Litigation.

Except as set forth on an attachment hereto, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the SKYLINE 's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against SKYLINE or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of SKYLINE or the transactions contemplated by this Agreement, nor is any basis known to it for any such action, suit, proceeding or investigation.  Schedule 2.15 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations.  Neither SKYLINE nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any country, judicial, state or local court or governmental or regulatory authority or arbitrator, that would have a SKYLINE Material Adverse Effect on its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.

Section 2.16

Contracts.

Attached hereto is a true and complete list of all material contracts, agreements and other instruments to which SKYLINE is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all written or oral, express or implied, material, (a) contracts, agreements and commitments not made in the ordinary course of business; (b) purchase and supply contracts; (c) contracts, loan agreements, repurchase agreements, mortgages, security agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit; (d) leases and subleases of real or personal property; (e) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights; (f) contracts or commitments limiting or restraining SKYLINE  from engaging or competing in any lines of business or with any person, firm, or corporation; (h) partnership and joint venture agreements; and (i) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment").  Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof.  SKYLINE has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Commitment, and to SKYLINE 's best knowledge no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  To the best of SKYLINE 's knowledge, no other party to any Commitment is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

Section 2.17

Employee Plans.

Attached hereto is are lists any and every pension, savings, retirement, severance health, insurance or other employee benefit plan (collectively referred to herein as the "Plans") which SKYLINE maintains, or has any obligation to contribute to and SKYLINE  is in compliance with such plans.

Section 2.18

Insurance.

Attached hereto is a complete list of the insurance and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation, disability and other forms of insurance insuring the properties, assets and operations of the business of SKYLINE.  Except as set forth in an attachment hereto, all such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers (to SKYLINE 's best knowledge) and sufficient for all applicable requirements of law and will not in any way be effected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement.  SKYLINE is not in material default under any provisions of any such policy of insurance and has not received notice of cancellation of any such insurance. Except as set forth in an attachment hereto, there is no claim by SKYLINE pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 2.19

Environmental Matters.

SKYLINE has obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance with all Environmental Laws and with all such licenses, permits and authorizations except where the failure to comply would not have a SKYLINE Material Adverse Effect.  SKYLINE has not performed or suffered any act  which could give rise to, or has otherwise incurred liability to any person (governmental or not) under any Environmental Laws, nor has SKYLINE received notice of any such liability or any claim thereof.

Section 2.20

Labor Matters.

a.

Except as set forth in an attachment hereto, as of the date hereof:

i.

SKYLINE is not a party to any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission;

ii.

SKYLINE is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law);

iii.

SKYLINE is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by SKYLINE nor does SKYLINE know of any activities or proceedings of any labor union to organize any such employees.  SKYLINE has not breached or otherwise failed to comply with any provisions of any employment or labor agreement, and there are no grievances outstanding there under.

b.

Except as set forth in an attachment hereto:

i.

SKYLINE is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment;

ii

There is no unfair labor practice charge or complaint pending;

iii

There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to SKYLINE 's best knowledge, threatened against or affecting SKYLINE , and SKYLINE  has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of SKYLINE  since August 20, 2003;

iv

There are no charges with respect to or relating to SKYLINE  pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices;

v

SKYLINE has received no formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of SKYLINE and no such investigation is in progress.

Section 2.21

Disclosure.

This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of SKYLINE in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.22

Survival.

Each of the representations and warranties set forth in this Article II shall be deemed represented and made by SKYLINE at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

The SHAREHOLDERS hereby represent, warrant and agree as follows:

Section 3.1

Title to Interests.

SHAREHOLDER(S) will have at the Closing, valid and marketable title to all of SHAREHOLDER(S) Interests, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions.

Section 3.2

Authorization and Reliability of Agreement.  Each of the SHAREHOLDERS has the power to enter into this Agreement and to carry out the obligations hereunder.  This Agreement has been duly executed by SHAREHOLDERS, or their authorized representatives, and constitutes the valid and binding obligation of SHAREHOLDERS and is enforceable against SHAREHOLDERS in accordance with its terms.

Section 3.3

Investment Representation.

SHAREHOLDERS are acquiring the shares of Common Stock of US WIRELESS for their own account and have no present arrangement or agreement for the sale, pledge or hypothecation of the shares of Common Stock of US WIRELESS to any person or firm and SHAREHOLDERS have acknowledged, pursuant to separate representation agreement, that they are acquiring the shares of Common Stock of US WIRELESS in good faith for the purposes of investment, that the shares of Common Stock of US WIRELESS have not been registered under the Securities Act of 1933, as amended, and that they have agreed to the placement of a restrictive legend thereon.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF US WIRELESS

US WIRELESS represents warrants and agrees as follows:

Section 4.1

Corporate Organization.  US WIRELESS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted, and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by US WIRELESS or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of US WIRELESS  (a "US WIRELESS  Material Adverse Effect").

Section 4.2

Capitalization of US WIRELESS; Title to the Shares.   The authorized capital stock of US WIRELESS consists of 100,000,000 shares of Common Stock, par value $.001 per share, of which 60,431,715 shares are outstanding as of the date hereof (the "US WIRELESS Shares").  The “Class A” Preferred Shares consist of 5,000,000 authorized shares.  As of 4-4-05, U.S. Wireless has authorized but not issued 5,000,000 of “Class B” Preferred Shares.  All of the outstanding shares of capital stock have been duly authorized and validly issued, and are fully paid and non-assessable and no personal liability attaches to the ownership thereof.  The US WIRELESS Shares are the sole outstanding shares of capital stock of US WIRELESS, and there are outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock or any un-issued or treasury shares of capital stock of US WIRELESS as identified in the Company’s filings with the SEC.

Section 4.3

Subsidiaries and Equity Investments.  US WIRELESS has no operating subsidiaries.

Section 4.4

Authorization and Validity of Agreements.

US WIRELESS has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by US WIRELESS and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of US WIRELESS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 4.5

No Conflict or Violation.  The execution, delivery and performance of this Agreement by US WIRELESS does not and will not violate or conflict with any provision of the Articles of Incorporation or By-laws of US WIRELESS, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which US WIRELESS is a party or by which it is bound or to which any of its respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of US WIRELESS, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which US WIRELESS is bound.

Section 4.6

Consents and Approvals.

No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, is required in connection with the execution and delivery of this Agreement by US WIRELESS or the performance by US WIRELESS of its obligations hereunder.

Section 4.7

Financial Statements.  US WIRELESS has furnished to SKYLINE and SHAREHOLDERS, audited financial statements as of and for the years ended on December 31, 2002 and December 31, 2003, and the un-audited financial statements for the period ended September 30, 2004 (the "Financial Statements"). The Financial Statements, including the notes hereto:

i.

were prepared in accordance with generally accepted accounting principles;

ii.

present fairly, in all material respects, the financial position, results of operations and changes in financial position of US WIRELESS as of such dates and for the periods then ended;

iii.

are complete, correct and in accordance with the books of account and records of US WIRELESS;

iv.

can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by US WIRELESS for federal income tax purposes; and

v.

contain all entries recommended by US WIRELESS 's Accountants.

Section 4.8.

Absence of Certain Changes or Events.

Sin c e the date of its last public filing:

a.  US WIRELESS does not know or has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of US WIRELESS;

b.  There has not been any substantive change in any method of accounting or accounting practice of US WIRELESS;

c.  There have not been any declarations, setting aside or payment of dividends or distributions with respect to shares of US WIRELESS or any redemption, purchase or other acquisition of any other US WIRELESS's securities; and

d.  There has not been increase in the compensation payable or to become payable to any director or officer of US WIRELESS.

Section 4.9

Tax Matters.

All returns, reports, or information return or other document (including any relating or supporting information) required to be filed before the Closing in respect of US WIRELESS has been filed, and US WIRELESS has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed.  All Taxes of US WIRELESS have been paid or adequately provided for and US WIRELESS knows of no proposed additional tax assessment against US WIRELESS not adequately provided for in the Financial Statements.  No deficiency for any Taxes has been asserted or assessed by a taxing authority against US WIRELESS, there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of US WIRELESS.  In the ordinary course, US WIRELESS makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by US WIRELESS.   US WIRELESS has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

Taxes shall for purposes of this Agreement mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

Section 4.10

Absence of  Liabilities.  Except as listed on an attachment hereto, US WIRELESS has no indebtedness or liability, absolute or contingent, known or unknown, of any kind or nature not shown or provided for in the most recent Financial Statement.  As of the Closing, US WIRELESS will have 60,431,715 shares of common stock issued and outstanding other than the shares being issued to the SHAREHOLDERS of SKYLINE pursuant to this Agreement.

Section 4.11

Interests in Real Property.

US WIRELESS does not own or lease any real property, except for that listed on an attachment hereto.

Section 4.12

Personal Property.

US WIRELESS owns all personal property ("Personal Property") purported to be owned by it as of the date hereof, in each case free and clear of all Liens, except for those Liens disclosed in the company’s filings with the SEC.  All of the Personal Property owned or leased by, and commonly used or necessary for or in the operations of US WIRELESS:  (i) is in such operating condition repair as may be necessary to carry on the business of US WIRELESS as it is now being conducted, subject only to ordinary wear and tear; and (ii) is sufficient, in the aggregate, for all purposes of the business of US WIRELESS.

Section 4.13

Licenses, Permits and Governmental Approvals.

US WIRELESS owns no leases, licenses, permits, franchises, authorizations or approvals, except those disclosed in the company’s filings with the SEC or those listed on an attachment hereto.

Section 4.14

Litigation.

Other than as disclosed in the Company’s filings with the SEC or listed on an attachment hereto, there are no material claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the US WIRELESS 's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against US WIRELESS or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of US WIRELESS or the transactions contemplated by this Agreement, nor is any basis known to US WIRELESS for any such action, suit, proceeding or investigation except as described in the Company’s filings with the SEC or as otherwise previously disclosed.   Neither US WIRELESS nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, that would have a US WIRELESS Material Adverse Effect on its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.

Section 4.15

Contracts.

Other than as disclosed in the Company’s filings with the SEC or listed on an attachment hereto, US WIRELESS is not a party to any agreement.

Section 4.16

Investment Intent.

The Shares will be acquired hereunder solely for the account of US WIRELESS, for investment, and not with a view to the resale or distribution thereof.

Section 4.17

SEC Matters.

US WIRELESS has filed with the SEC all reports (collectively, the “SEC Documents”) required to be filed by reporting companies pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, each as in effect on the date so filed, and at the time filed with the SEC none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of US WIRELESS included in the SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except in the case of the un-audited statements, as permitted by Form 10-QSB under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of US WIRELESS as at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of un-audited statements, to normal year-end audit adjustments and to any other adjustments described therein).   US WIRELESS has complied with all laws, rules and regulations applicable to the issuance of its shares of common stock.

Section 4.18

Disclosure.

This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of US WIRELESS in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 4.19

Survival.

Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by US WIRELESS at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary hereof.

ARTICLE V

COVENANTS

Section 5.1

Certain Changes and Conduct of Business.

From and after the date of this Agreement until the Closing, US WIRELESS and SKYLINE shall engage in no activities other than those in conformity with this Agreement.

Section 5.2

Access to Properties and Records.

SKYLINE shall afford US WIRELESS, and US WIRELESS shall afford to SKYLINE 's accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 5.3

Public Announcement.

Within four days of Closing, with the assistance of SKYLINE, US WIRELESS shall file with the SEC a Form 8-K describing the share exchange transaction.  Unless otherwise required by applicable law or approved by both US WIRELESS and SKYLINE, the parties hereto shall consult with each other before issuing any other notice or press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 5.4

Agent/Consultant Agreements.  On the date of the Closing, US WIRELESS shall enter agent agreements with the Managers of SKYLINE with terms to be negotiated prior or at closing of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1      The respective obligations of each party to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which be waived, in whole or in part, to the extent permitted by applicable law.

a.

The obligations of US WIRELESS to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(i)

Each of the representations and warranties of SKYLINE contained in this Agreement shall be true and correct in all material respects as of the Closing, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.  US WIRELESS shall have received a certificate from the Majority Member of SKYLINE to such effect.

(ii)

SKYLINE shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.  US WIRELESS shall have received a certificate from SKYLINE to such effect.

b.

The obligations of SKYLINE to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(i)

Each of the representations and warranties of US WIRELESS contained in this Agreement shall be true and correct in all material respects as of the Closing, except, that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.  SKYLINE shall each have received a certificate of the principal executive officer of US WIRELESS to such effect.

(ii)

US WIRELESS shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.  SKYLINE shall have received a certificate of the principal executive officer of US WIRELESS to such effect.

(iii)

SKYLINE shall have received the consent to this Agreement from one hundred percent (100%) of its SHAREHOLDERS.

(iv)

US WIRELESS shall deliver to SKYLINE a copy of its instruction letter to its transfer agent authorizing the issuance of the shares to be issued pursuant to this Agreement.

(v)

US WIRELESS’s common stock shall be trading on the OTC Bulletin Board without extension on its symbol.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1

Survival of Provisions.

The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the-consummation of the transactions contemplated by this Agreement.  In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 7.2

Successors and Assigns

No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party.

Section 7.3

Fees and Expenses.

Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 7.4

Legal Action.

This Agreement shall be construed under and in accordance with the laws of the State of Nevada.  In furtherance of the foregoing, all parties hereby agree to service (in addition to all other lawful means) by U.S. Mail at their addresses as they may specify from time-to-time in writing to the other, and such service shall be deemed effective upon the earlier of actual receipt or seven (7) days from the date of posting.  In the event of a dispute under this Agreement resulting in litigation, the prevailing party shall recover attorneys fee and costs incurred as a result of the litigation.

Section 7. 5

Entire Agreement.

This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 7.6

Counterparts.

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

US WIRELESS ONLINE, INC.

By:

  /s/ Rick Hughes

Rick Hughes, President and CEO

DHR TECHNOLOGIES, INC. DBA SKYLINE

By:

  /s/ Richard Williamson II

Richard Williamson II, President and CEO

SHAREHOLDER APPROVAL AND CERTIFYING SIGNATURE PAGE

TO SKYLINE/US WIRELESS EXCHANGE AGREEMENT

Name

% OWNERSHIP

Signature

Richard Williamson, II

100%

________________________

INVESTMENT REPRESENTATION STATEMENT

PURCHASER: _____________________________ ____

ISSUER:

US WIRELESS ONLINE, INC. (Referred to herein below as the “Company”)

SECURITY:

Common Stock, par value $.001

QUANTITY:_______________ Shares

In connection with the purchase of the above-listed Securities of the Company, I, the purchaser represent to the Company the following:

1.

Investment.  (a)  I am aware of the Company's business affairs and financial condition.  I am purchasing the Securities for investment for my own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  These securities have not been registered under the Securities Act by reason of a specific exemption there from, which exemption depends on, among other things, the bona fide nature of the investment intent as expressed herein.  In this connection I understand that, in view of the Securities and Exchange Commission ("SEC"), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities or for the period of one year or any other fixed period in the future.

(b)

I have examined or have had an opportunity to examine, before the date hereof, such documents and information relevant to this transaction as may have been requested from the Company, in that connection, I have taken all steps necessary to evaluate the merits and risks of this offering.

(c)  I have had an opportunity to ask questions of and receive answers from officers of the Company, or a person or persons acting on its behalf, concerning the terms and conditions of this investment, and all such questions have been answered to my full satisfaction.

2.

Restrictions on Transfer Under Securities Act.  I further acknowledge and understand that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act and registered and/or qualified under applicable state securities laws or unless an exemption from such registration and/or qualification is available.  Moreover, I understand that the Company is under no obligation to register the Securities.  In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or unless the Company receives an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

3.

Sales Under Rule 144.  I am aware of the adoption of Rule 144 by the SEC promulgated under the Securities Act, which in substance permits limited public resale of securities acquired in a non- public offering subject to the satisfaction of certain conditions, including: (i) the availability of certain current public information about the Company, (ii) the resale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a " market maker," and (iv) the amount of securities sold during any three-month period not exceeding specified limitations (generally 1% of the total shares outstanding).

4.

Limitations on Rule 144.  I further acknowledge and understand that the Company is currently, but at any time I wish to sell the Securities may not be, satisfying the public information requirement of Rule 144, and, in such case, I would be precluded from selling the Securities under Rule 144 even if the minimum holding period under Rule 144 had been satisfied.

In Witness Whereof, the undersigned has executed this Investor Representation Statement with knowledge that the above-named Issuer will rely on the truth and completeness of the representations and warrantees contained herein.

DATE PURCHASER

 ____________________________________

Name: ______________________________

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